SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2006

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 3, 2006, LaSalle Hotel Properties (the “Company”) and LaSalle Hotel Operating Partnership, L.P. (the “Operating Partnership”), for which the Company is the general partner, entered into an underwriting agreement with Raymond James & Associates, Inc. (the “Underwriting Agreement”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell up to 3,500,000 8% Series E Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series E Preferred Shares”), at a per share purchase price to the Underwriter of $24.4096.

The offering, with respect to 3,050,000 shares, closed on February 8, 2006.

Item 3.03. Material Modifications to Rights of Security Holders.

On February 8, 2006, the Company issued 3,050,000 Series E Preferred Shares. As set forth in the Articles Supplementary establishing the rights and preferences of the Series E Preferred Shares filed with the Maryland State Department of Assessments and Taxation on February 6, 2006, the Series E Preferred Shares rank senior to the Company’s common shares, par value $0.01 per share, and on parity with the Company’s 10.25% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share, 8.375% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share, and 7.5% Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share. In addition, the Series E Preferred Shares rank effectively on parity with the Series C Preferred Units in the Operating Partnership that are redeemable on a one-for-one basis for Series C Preferred Shares to be issued by the Company. Holders of the Series E Preferred Shares, if authorized by the Board of Trustees and declared by the Company, are entitled to a cumulative quarterly dividend, at the annualized rate of $2.00 per share, that will be paid before any dividend on the common shares is paid. In addition to other preferential rights, the holders of the Series E Preferred Shares are entitled to receive the liquidation value, which is $25.00 per share, before the holders of the common shares in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs.

In the event that the Company is both: 1) not listed on the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Market; and 2) not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the holders of outstanding Series E Preferred Shares will be entitled to a cumulative quarterly dividend, at the annualized rate of 9% per share, or $2.25 per share (the “Special Distribution”), until such time as either the Company is again listed or subject to the reporting requirements of the Exchange Act.

Generally, the Series E Preferred Shares are not redeemable by the Company before February 8, 2011. However, during any period in which the Company is required to pay a Special Distribution, the Company may redeem the Series E Preferred Shares within 90 days of the date in which the Special Distribution is triggered.

A complete description of the Series E Preferred Shares is contained in the Articles Supplementary filed as Exhibit 3.1 to this report.

On February 6, 2006, the Company, as general partner of the Operating Partnership, executed an amendment to the limited partnership agreement of the Operating Partnership creating a series of preferred units (the “Series E Preferred Units”) that mirrors the rights and preferences of the Series E Preferred Shares described above. At the closing of the offering, the proceeds were contributed by the Company to the Operating Partnership in exchange for 3,050,000 Series E Preferred Units.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 of this report regarding the Series E Preferred Shares is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Exhibits

1	Underwriting Agreement dated as of February 3, 2006 among Raymond James & Associates, Inc., the Company and the Operating Partnership

3.1	Articles Supplementary filed on February 6, 2006 with the Maryland State Department of Assessments and Taxation, incorporated herein by reference to Exhibit 3.1 to Form 8-A filed with the Securities and Exchange Commission on February 6, 2006

3.2	Fifth Amendment to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership

4	Form of certificate evidencing the 8% Series E Cumulative Redeemable Preferred Shares

5	Opinion of DLA Piper Rudnick Gray Cary US LLP re legality

8	Opinion of DLA Piper Rudnick Gray Cary US LLP re tax matters

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Hans S. Weger
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

Dated: February 8, 2006

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